Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACTS	Jim Duemey	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 464-5373	(614) 917-5497

State Auto Financial Reports First Quarter 2009 Results

•	Record first quarter catastrophe losses

•	Quarterly loss of $0.35 per share

•	Quarterly GAAP combined ratio of 112.0

•	Book value per share of $19.21

Columbus, Ohio (April 28, 2009) – State Auto Financial Corporation (NASDAQ: STFC) today reported a first quarter 2009 net loss of $14.0 million, or $0.35 per diluted share, versus net loss of $12.5 million, or $0.31 per diluted share, for the first quarter of 2008. Net loss from operations* per diluted share for the first quarter 2009 was $0.18, versus net loss of $0.28 for the same 2008 period.

STFC’s GAAP combined ratio for the quarter was 112.0 versus 111.3 for the first quarter of 2008. Catastrophe losses accounted for 15.3 points of the total 78.6 loss ratio points, or $43.8 million, during the first quarter this year, compared to 12.5 points of the total 76.8 loss ratio points, or $35.0 million, for the same period in 2008. Net written premium for the quarter increased 5.7% over the same period in 2008. STFC’s book value was $19.21 per share as of March 31, 2009, a decrease of $0.02 per share from STFC’s book value on December 31, 2008. Return on stockholders’ equity for the twelve months ended March 31, 2009 was negative 4.0% compared to positive 8.7% for the twelve months ended March 31, 2008.

“The unusual run of catastrophic storms continued for State Auto into 2009, producing unprecedented first quarter losses. As reported earlier, most of the damage was done by ice and wind storms that hit in late January and early February,” said STFC Chairman, President and CEO Bob Restrepo.

“STFC’s production for the quarter was strong. Overall net written premium grew 5.7%, driven by standard private passenger auto which grew 14.2%. Our new products and advanced technology have strengthened our position with our independent agency partners and allowed us to take advantage of increased consumer shopping. Growth is also driven by our entry into and development of new states via expansion and acquisition.

“We are pleased with the non-CAT underwriting results in our core book. STFC’s loss ratios are on plan in this highly competitive market. In particular our business insurance results were profitable despite a significant large fire loss in the Columbus area. We are taking actions to further mitigate the impact of catastrophe losses, including the adoption of an aggregate reinsurance treaty, pricing and deductible changes for wind and hail coverage, and the development of agency management practices that address geographic concentrations,” added Restrepo.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 33 states and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group is rated A+ (Superior) by the A.M. Best Company and consists of State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation can be found online at www.StateAuto.com.

*	Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to ($0.17) per diluted share for the first quarter 2009 versus ($0.03) for the same 2008 period.

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STFC has scheduled a conference call with interested investors for Tuesday, April 28, 10:00 a.m. Eastern time to discuss the company’s first quarter 2009 performance. Live and archived broadcasts of the call can be accessed on www.StateAuto.com. A replay of the call can be heard beginning at noon, April 28, by calling 1- 888-566-0689. Supplemental schedules detailing the company’s first quarter 2009 financial, sales and underwriting results are made available on www.StateAuto.com prior to the conference call.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current assumptions, expectations and projections of State Auto Financial Corporation’s (the “Company”) management about future events. Although we believe these statements are based on reasonable assumptions, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed in the Company’s filings with the Securities and Exchange Commission, may cause actual results of the Company to differ materially from those anticipated in these forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the control to predict. These forward-looking statements are subject to these risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Three Months Ended March 31
(In millions, except per share amounts)	2009	2008
Net premiums written	$287.1	$325.2	(B)

Earned premiums	286.0	279.2
Net investment income	18.3	22.4
Net realized loss on investments	(11.3)	(1.8)
Other income	1.0	1.2

Total revenue	294.0	301.0

Loss before federal income taxes	(30.9)	(15.0)

Federal income tax benefit	(16.9)	(2.5)

Net loss	$(14.0)	$(12.5)

Loss per share:
- basic	$(0.35)	$(0.31)
- diluted	$(0.35)	$(0.31)

Loss per share from operations (A):
- basic	$(0.18)	$(0.28)
- diluted	$(0.18)	$(0.28)

Weighted average shares outstanding:
- basic	39.6	40.3
- diluted	39.6	40.3

Book value per share	$19.21	$22.18

Dividends paid per share	$0.15	$0.15

Total shares outstanding	39.6	39.8

GAAP ratios:
Loss and LAE ratio	78.6	76.8
Expense ratio	33.4	34.5

Combined ratio	112.0	111.3

Reconciliation of non-GAAP financial measure:
(A) Net loss from operations:

Net loss	$(14.0)	$(12.5)
Less net realized losses on investments, less applicable federal income taxes	(6.8)	(1.2)

Net loss from operations	$(7.2)	$(11.3)

(B)     Net premiums written for the three months ended March 31, 2008, includes $53.6 million of unearned premiums transferred to STFC in connection with the addition of The Patrons Group, Beacon National and SAMMI to the State Auto Pool, effective January 1, 2008.